Exhibit 5.1



                     [Letterhead of Pillsbury Winthrop LLP]

February 6, 2003

UnionBanCal Corporation
400 California Street
San Francisco, California 94104

         Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the "Registration Statement") filed by UnionBanCal Corporation, a California corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 6,000,000 shares of the Company's Common Stock (the "Shares") issuable pursuant to the Company's Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan"), it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the rights of creditors generally, and to general principles of equity. The foregoing opinion is limited to the federal laws of the United States and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP